UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 2, 2014

Zoetis Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35797	46-0696167
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

100 Campus Drive, Florham Park, NJ	07932
(Address of principal executive offices)	(Zip Code)

(973) 822-7000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Equity Deferral Plan

On October 2, 2014, the Board of Directors (the “Board”) of Zoetis Inc. (the “Company”) approved and adopted the Zoetis Equity Deferral Plan (the “Plan”), effective as of November 1, 2014. The Plan is a nonqualified deferred compensation plan under which eligible employees may elect to defer some or all of their Restricted Stock Unit Awards and/or Performance Awards granted under the Zoetis Inc. 2013 Equity and Incentive Plan (the “Equity Plan”). Eligible employees are the Company’s executive officers and other management or highly compensated employees selected by the Compensation Committee of the Board of Directors.

Deferral elections with respect to Restricted Stock Unit Awards must be made in the calendar year before the year in which the award is granted, and deferral elections with respect to Performance Awards must be made at least 12 months before the end of the applicable performance period for the award. In each case, the deferral election must be stated as either 25%, 50%, 75%, or 100% of the share units to be granted (in the case of Restricted Stock Unit Awards) or to be earned (in the case of Performance Awards). The Compensation Committee may require the deferral election to be made at an earlier time and may provide that deferral elections are not available for one or more Performance Awards.

Deferred amounts are credited to a participant’s account under the Plan in the form of deferred stock units, with each such unit equivalent to one share of the Company’s Common Stock. Deferred amounts are not credited under the Plan until the date the shares underlying the Restricted Stock Unit Award or Performance Award would otherwise have been distributed under the Equity Plan. Prior to such crediting under the Plan, the awards remain subject to all terms and conditions of the Equity Plan and applicable award agreement (including vesting conditions and rights to dividend equivalents) except that the provisions regarding distribution and settlement of such awards will be governed by the Equity Deferral Plan. Deferred stock units credited under the Plan will be credited with dividend equivalents, which will be credited as additional deferred stock units, and will be subject to the same adjustment provisions in the event of changes in capitalization as are provided for under the Equity Plan.

At the time of making a deferral election with respect to a particular award, the participant may also elect the payment schedule with respect to that award. Participants can elect to receive payments as a lump sum or in two to twenty annual installments, with the lump sum or first installment paid in the January following termination of service. Any participant who does not make a payment election with respect to an award will receive a lump sum payment with respect to that award. The Plan provides for distribution of a participant’s benefit in a lump sum, regardless of a prior election to receive annual installments, upon a participant’s death or disability (as defined in the Plan) prior to the date his or her entire benefit has been distributed.

Unless the Compensation Committee determines otherwise, distributions from the Plan will be made in the form of Common Stock, with one share being distributed for each whole deferred stock unit subject to the distribution and fractional deferred stock units paid in cash. The shares of Common Stock distributed will be issued pursuant to, and subject to the additional terms and conditions described in, the Equity Plan.

The deferred compensation obligations under the Plan are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan. No funds have been set aside from the Company’s general assets to cover its obligations under the Plan. Participants will be unsecured general creditors of the Company with respect to all deferred compensation obligations owed to them under the Plan. Any successor to the Company is required to assume the Company’s obligations under the Plan.

A participant’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. The Board of Directors or its authorized designee has the right to amend, suspend, or terminate the Plan at any time, provided that, in general, no amendment or termination shall, without the consent of a participant, adversely affect the amount of the participant’s benefits in his or her account as of the date of such action.

The foregoing description of the Zoetis Equity Deferral Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Zoetis Equity Deferral Plan, which the Company plans to file with its Quarterly Report on Form 10-Q for the period ended September 28, 2014.

Item 7.01. Regulation FD Disclosure.
On October 2, 2014, the Board declared a $0.072 per share dividend for the fourth quarter of 2014. The dividend will be paid on December 2, 2014, to all holders of record of the Company's common stock as of the close of business on November 5, 2014.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibit:

99.1 Press Release issued on October 2, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOETIS INC.

By:	/s/ Heidi C. Chen
Name:	Heidi C. Chen
Title:	Executive Vice President,
General Counsel and Corporate Secretary
Dated: October 2, 2014

INDEX OF EXHIBITS

Exhibit
Number	Description

99.1	Press Release issued on October 2, 2014.